Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:

Judd P. Tirnauer

Senior Vice President &

Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY

REPORTS SALES FOR DECEMBER 2009

AND EXPECTS FIRST QUARTER EARNINGS

TO EXCEED PRIOR EARNINGS GUIDANCE

AND SIGNIFICANTLY EXCEED LAST YEAR'S RESULTS

Philadelphia, PA, January 7, 2010 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the month of December 2009 and announced that it expects its first quarter earnings to exceed the top end of its prior earnings guidance range and to significantly exceed last year's first quarter earnings.

Net sales for the month of December 2009 increased 2.4% to $46.7 million from $45.6 million reported for the month of December 2008. Comparable store sales for the month of December 2009 decreased 1.2% on a reported basis, and decreased approximately 1.7% after adjusting for the "days adjustment calendar timing shift." For December 2008, the Company's comparable store sales decreased 6.9% on a reported basis, and decreased approximately 3% after adjusting for the calendar shift. The increase in total reported sales for December 2009 compared to December 2008 resulted primarily from increased sales from the Company's leased department relationships, including sales due to the re-launch of the exclusive Two Hearts® Maternity collection in Sears® and Kmart® stores in October 2009, and increased Internet sales, partially offset by the decrease in comparable store sales.

Net sales for the first quarter of fiscal 2010 decreased 0.8% to $133.8 million from $134.8 million reported for the first quarter of fiscal 2009. Comparable store sales for the first quarter of fiscal 2010 decreased 5.9% versus a comparable store sales decrease of 0.5% for the first quarter of fiscal 2009. The decrease in total reported sales for the first quarter of fiscal 2010 compared to fiscal 2009 resulted primarily from the decrease in comparable store sales, partially offset by increased sales from the Company's leased department relationships, increased Internet sales and increased sales from our international franchise relationships.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are very pleased with the continued significant progress we are making in improving the profitability of our business, even in the face of an extremely difficult sales environment. We expect our earnings for the first quarter to exceed the top end of our prior earnings guidance range and to be significantly higher than last year, despite our comparable store sales decline. Our improved earnings performance is driven primarily by our continued cost reduction initiatives and strong merchandise gross margin performance.

"We are also pleased with the improvement in our sales trend we saw in December relative to the previous months, with our days-adjusted comparable store sales decreasing 1.7% in December, a significant improvement compared to the days-adjusted comparable store sales decreases of 8.1% in November 2009 and 8.2% in October 2009. We believe that part of the improvement in our sales trend in December resulted from a gift-with-purchase promotion we ran during the month. In addition, we believe that December sales benefited from more seasonably cool weather compared to the unseasonably warm weather of November, which likely shifted some Fall and Winter apparel purchases from November to December. Looking at the first quarter as a whole, although we are not at all satisfied with our comparable store sales performance for the quarter, we believe it reflects: (i) the continued extremely difficult overall retail environment; and (ii) our relatively stronger comparable store sales performance for the first quarter of last year compared to most apparel retailers, with our comparable store sales only having decreased 0.5% for last year's first quarter. Our sales performance for the first quarter was within our expectations, with our comparable store sales decrease of 5.9% for the quarter within our guidance range of down 5.5% to 8.5% for the quarter, and our total sales of $133.8 million near the top end of our sales guidance range of $130.5 to $134.0 million provided in our November 18, 2009 press release.

"As we have noted previously, we have taken aggressive actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while operating the business with lower inventory levels versus last year, resulting in lower than planned expenses and better than planned gross margin performance. Thus, we expect our first quarter adjusted diluted earnings per share, before goodwill impairment, restructuring and other charges, and loss on extinguishment of debt to be better than the $0.29 per share top end of our prior guidance range of between $0.11 and $0.29 that we provided in our November 18, 2009 press release, and a significant projected improvement versus comparably adjusted diluted earnings per share of $0.04 for the first quarter of fiscal 2009. We also expect our first quarter GAAP diluted earnings per share to be better than the $(0.19) loss per share top end of our prior GAAP earnings per share guidance range of a loss of between $(0.19) and $(0.38).

"Finally, as we have indicated previously, although we are pleased with our continued progress in improving the profitability of our company, by no means are we satisfied or complacent, especially with regard to our sales performance, and we are keenly focused on initiatives to drive profitable sales growth, as evidenced by the re-launch of our business with Sears, the expansion of our international business, the increased focus on our Internet business, and the announcement yesterday of our collaboration with supermodel Heidi Klum for two new exclusive maternity lines we will be introducing with her in mid- February."

During December 2009, the Company did not open or close any stores. As of the end of December 2009, the Company operates 721 stores, 980 leased department locations and 1,701 total retail locations, compared to 750 stores, 283 leased department locations and 1,033 total retail locations operated at the end of December 2008. The increase in leased department locations at the end of December 2009 versus the end of December 2008 predominantly reflects the opening of 623 Sears and Kmart leased department locations in connection with the October 2009 re-launch of the Two Hearts Maternity collection. For the quarter ended December 31, 2009, the Company opened two stores, including one multi-brand store opening, and closed five stores, including two store closings related to multi-brand store openings.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is a "days adjustment calendar shift" which may help or hurt reported calendar month sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week.  For December 2009, there was one more Thursday and one less Monday compared to December 2008. The Company estimates this calendar shift favorably impacted its reported comparable store sales for December 2009 by approximately 0.5 percentage points. The comparable store sales decrease of 6.9% for December 2008 was unfavorably impacted by approximately 4 percentage points due to having one less Saturday and Sunday and one more Tuesday and Wednesday in December 2008 compared to December 2007.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel, using its quick response replenishment system to "give the customer what she wants, when she wants it." In the United States and Canada, Destination Maternity operates, as of December 31, 2009, 1,701 retail locations, including 721 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the impact of the current global economic slowdown on the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.